EXHIBIT 99

Investor Relations (602) 264-1375

SOUTHERN COPPER CORPORATION ISSUED $1.5 BILLION UNSECURED NOTES

November 9, 2012 – Southern Copper Corporation (NYSE and BVL: SCCO) announced today that it has completed a public offering of US$1.5 billion aggregate principal amount of notes, consisting of US$300 million 3.500% Notes due 2022 and US$1,200 million 5.250% Notes due 2042. These notes are general unsecured obligations of Southern Copper Corporation and rank equally with all of its existing and future unsecured and unsubordinated debt.

The proceeds of this offering will be used for general corporate purposes, including the financing of our capital expenditure program.

Southern Copper Corporation is one of the largest integrated copper producers in the world. Southern Copper believes it has the largest copper reserves of any publicly listed company. Southern Copper is a NYSE and Lima Stock Exchange listed company that is 81.3% owned by Grupo Mexico, a Mexican company listed on the Mexican Stock Exchange. The remaining 18.7% ownership interest is held by the international investment community. Southern Copper operates mining units and metallurgical facilities in Mexico, and Peru and conduct exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of the jurisdiction.